Exhibit 99.1

GENERATION HEMP ANNOUNCES CLOSING OF THE ACQUISITION

OF HALCYON THRUPUT, LLC FOR ~$5.1 MILLION

DALLAS, TX – January 12, 2021, Generation Hemp, Inc. (OTCPK: GENH), a Dallas-based Hemp company, announced today that it has completed the previously announced acquisition of 100% of the assets of Halcyon Thruput, LLC (“the Company”). Halcyon Thruput is a leading emerging company active in the Hemp sector that provides post-harvest and midstream services to growers by drying and processing harvested hemp directly from the field and wet- baled at the Company’s 48,000 square foot facility located in Hopkinsville, Kentucky. The drying services technology greatly increases efficiency and capacity during harvest for farmers who need to quickly move harvested hemp while preserving the cannabinoid potency by providing scalable infrastructure essential to receive and process hemp with high moisture content (“wet”) quickly. Additionally, the Company offers safe storage services for processed hemp, which enables farmers to maximize strategic market timing. The Company’s midstream business is fee income oriented, based upon a price per pound of material handled, and therefore is greatly protected from significant commodity price variations. The facility is able to process approximately 4,000 wet pounds per hour or up to 75,000 – 100,000 wet pounds per day in order to meet market demands as licensed and harvested hemp acreage continues to increase across Kentucky and additional states. The Company generated revenues for calendar year 2020 of approximately $4.0 million and EBITDA of approximately $1.5 million.

Transaction Highlights

●	Generation Hemp, Inc., closes on prior Definitive Agreements to acquire 100 percent of the assets in Halcyon Thruput, LLC.

●	The purchase price of the transaction was approximately $5.1 million, payable in $2.5 million of restricted common stock (valued at $0.40 per share) of Generation Hemp, Inc. (restricted from trading for up to one year), $1.75 million in cash, $850K in a promissory note guaranteed by Mr. Evans, and $1.0 million in assumption of existing indebtedness.

●	As a condition of the agreement to acquire the Company, Jack Sibley and Watt Stephens, co-founders of Halcyon Thruput, will remain as officers and employees of the Company under binding employment agreements for a minimum term of three years and will also become officers of the parent company, Generation Hemp.

Commenting on the closing, Mr. Gary C. Evans, Chairman& CEO of Generation Hemp, Inc., stated, “We are very pleased to announce the final closing of this transaction during a difficult period for the Hemp industry and despite the Covid-19 epidemic. Our business model of acquiring and owning companies that are not commodity price driven within the Hemp space has proven to be the most conservative route. Management is working on two other acquisition transactions within the space that are similar, i.e., service fee income oriented. Additionally, we hope to expand our existing line of business further with the implementation of new animal bedding Hemp derived products.”

Jack Sibley, co-founder of Halcyon Thruput, LLC, stated, “We are excited about the expanded opportunities that Generation Hemp presents for our business and employees. Generation Hemp is a committed leader in the emerging hemp industry and partnering with experienced business innovators such as Gary Evans is pivotal to a strong, sustainable foundation for Halcyon’s next chapter.”

Contact:

Anthony D. Andora

Generation Hemp, Inc.

Phone: 720-317-8927

Email: Aandora@GenHempInc.com

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” “proposes,” “should,” “likely” or similar expressions, indicates a forward-looking statement. These statements and all the projections in this press release are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward- looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.